United Pan-Europe Communications ("UPC") announces
         replacement of Telewest transaction with 1.0 billion rights issue fully "backstopped" by UnitedGlobalCom ("UGC")


Amsterdam - 23 February 2001 - UPC announces that it plans to launch a 1.0 billion rights offering to its shareholders to strengthen its capital base and to contribute to the full funding of its business plan.

Under the terms of the rights offering the Company would distribute, on a pro rata basis, to all of its class A stockholders of record as of a date to be determined, transferable rights to purchase additional class A shares to be newly issued at a price of 8.00 per share. UGC, UPC's largest shareholder, has agreed to purchase its full pro rate share of the class A shares offered in the rights offering and to "backstop" the rights offering by purchasing additional common shares not purchased by other shareholders. To the extent that rights are taken up by shareholders other than UGC, UPC will raise an additional amount equal to the subscription value of the shares purchased by those shareholders, in a private placement of class A shares directly to UGC. The price of this placement will be set at 11.40 per share, the average closing price of UPC shares over the five trading days ended 21 February, 2001. In the event that the rights offering is fully subscribed, UPC would raise a total of approximately
1.5 billion.

The rights offering and placement of class A shares to UGC replace the previously announced acquisition of the economic rights to a 25% shareholding in Telewest plc from UGC. This transaction has been terminated by mutual consent.

To allow compliance with necessary disclosure requirements of the Securities and Exchange Commission and the Amsterdam Stock Exchange, implementation of the rights offering will be launched after publication of UPC's results for the financial year ended 31 December, 2000. These results are currently scheduled to be released on 2 April, 2001. In addition, the implementation of the equity issue is conditional on, inter alia, the completion of a separate transaction announced today involving a subscription for UGC convertible preference shares by Liberty Media Corp ("Liberty"). This transaction between UGC and Liberty is itself subject to certain regulatory approvals. Further details of the rights offering, including the record date, will be announced in due course (and, in any event, before the record date), in compliance with applicable regulatory requirements.

This notice does not constitute an offer of any securities for sale. The rights offering will be made only by means of a prospectus.

UPC

United Plan-Europe Communications N.V. (UPC) is one of the leading broadband communications companies in Europe. With headquarters in Amsterdam it is active in 17 countries in Europe and in Israel. Through its broadband networks UPC provides television, telephony, high-speed Internet access and programming services. UPC employs over 9,000 people. UPC's year end 2000 estimated consolidated Total Homes Passed was approximately 10 million, excluding announced acquisitions and minority interests. The number of basic cable TV subscribers on this basis was 6.5 million. In addition, UPC had 358,000 telephony subscribers, 343,000 Internet subscribers as well as 24,000 Digital Cable subscribers. Next to these cable based services, UPC's DTH (Direct To Home
- satellite) operations in Central Europe deliver television services to 474,000 subscribers. UPC completed an IPO in February 1999 and its shares are traded on the Euronext Amsterdam (UPC) and NASDAQ (UPCOY). UPC is a consolidated subsidiary of UnitedGlobalCom, Inc. (NASDAQ: UCOMA) and Microsoft has an interest of approximately 8% in UPC.

         For further information please contact:

--------------------------------------- --------------------------------------
Ruth Pirie                                      Bert Holtkamp
Director of Investor Relations,                 Director of Corporate
UPC                                             Communications, UPC
0044 (0) 207 661 3422                           0031 (0) 20 7789447

Email:  rpirie@upclondon.com                    Email:  bholtkamp@upccorp.com

-------------------------------------- ----------------------------------------